Exhibit 99.1
Telenet Reports Preliminary Q3 2023 Results
Full year 2023 outlook reiterated following a solid financial performance over the first nine months of the year

Mechelen, October 31, 2023 – Telenet Group Holding NV (“Telenet” or the “Company”) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months (“Q3”) and nine months (‘9M” or “YTD”) ended September 30, 2023.

John Porter, CEO of Telenet, commented:
“Our commercial performance in the third quarter continued to be impacted by the implementation of the June 2023 rate increase and a temporary halt to our marketing campaigns during the summer following IT platform migration issues. On the positive side, we did see a much improved sales trend in September driven by our relaunched marketing campaigns, leading to an increased install backlog at the end of the quarter. From a strategic angle, we closed the Wyre transaction with Fluvius in July and I’m really excited about this new chapter as Wyre will continue to provide the best and most reliable fixed network infrastructure in our footprint with a clear roadmap towards speeds of up to 10 Gbps through both fiber and DOCSIS technologies as well as a combination of own build and/or a potential collaboration with external partners. We noted the recent announcement of the BIPT that it is willing to assess potential Fiber-to-the-Home (“FTTH”) cooperation and are carefully assessing what this entails for Wyre's strategy. Mid-October, Liberty Global’s voluntary and unconditional takeover bid on Telenet ended, leading to a delisting of our shares from the Euronext Brussels stock exchange after eighteen years since our IPO in 2005. With Telenet now under full Liberty Global ownership, we are in a stronger position to execute on our exciting growth plans for the business. From a financial perspective, I’m pleased with the results we delivered in the quarter and over the first nine months of the year. This puts us on track to deliver on our full year 2023 outlook as presented mid-February this year.”

Operating and strategic highlights:
•Higher net subscriber losses1 across all fixed products in Q3 2023 (video: -27,300, fixed-line telephony: -23,600 and broadband: -13,500) due to the implementation of the June 2023 rate increase and a temporary halt to our marketing campaigns during the summer following IT platform migration issues
•Improved sales trend in September 2023 resulting from our latest marketing campaigns, including our Unlimited ONE campaign, leading to an increased install backlog at the Q3 2023 quarter-end
•Fixed Mobile Convergence (“FMC”) households totaled 833,700 at September 30, 2023 (-6,200 in Q3 2023), representing 48.0% of broadband RGUs. Our FMC customers continue to have access to the best broadband and mobile networks in our footprint according to Testaankoop and the richest premium entertainment experience, including domestic and international streaming services and sports
•Monthly ARPU per fixed customer relationship of €62.42 in Q3 2023, up 3.5% YoY on a reported basis as a result of the June 2023 rate increase
•Modestly improved mobile postpaid net subscriber trend in Q3 2023 (-4,000) compared to the prior quarter (-5,400) following a better sales performance, yet more than offset by an intensely competitive landscape and back-to-school promotional activity

•New key contract wins for Telenet Business, our B2B business, following the previously gained Schoolnet and Belnet government contracts in May 2023. The new framework agreements with the Flemish government for fixed telephony and data communication services, as well as virtual PBX solutions, carry a contract value of up to €43.0 million over the entire term of maximum 7 years
•Our NetCo partnership with Fluvius, called Wyre, in which we hold a 66.8% shareholding, went live in July 2023 and executes a clear roadmap to speeds of up to 10 Gbps across its entire footprint in Flanders and parts of Brussels through a mixture of FTTH and DOCSIS technologies
•Liberty Global’s voluntary and unconditional takeover bid on Telenet ended on October 13, 2023, as a result of which Telenet has become a wholly-owned subsidiary of Liberty Global. Telenet’s shares were delisted from the Euronext Brussels stock exchange on October 13, 2023

Financial highlights:
•Revenue of €712.0 million in Q3 2023, up 7.8% YoY on a reported basis, reflecting a full quarter contribution from our acquired Caviar and Eltrona businesses which were not yet included in our Q3 2022 results. In Q3 2023, Caviar and Eltrona contributed €31.5 million and €7.3 million to revenue, respectively. Excluding these inorganic additions, rebased2 revenue remained broadly stable YoY
◦Consumer fixed revenue was up 1.9% YoY in Q3 2023 on a reported basis, including Eltrona. On a rebased basis, consumer fixed revenue grew modestly by 0.6% YoY in Q3 2023 as the benefit of the June 2023 rate increase was almost fully offset by a lower RGU base
◦Consumer mobile revenue increased 2.7% and 2.5% YoY in Q3 2023 on a reported and rebased basis, respectively, driven by (i) the benefit of the June 2023 rate increase, (ii) a higher proportion of revenue allocated to mobile for our ONE and ONEup FMC bundles and (iii) postpaid RGU growth, partly offset by lower interconnect revenue
◦4.6% and 2.0% higher B2B revenue in Q3 2023 compared to the prior year period on a reported and rebased basis, respectively, driven by (i) higher recurring fixed revenue and (ii) higher revenue from our regulated wholesale business, which is now operated by Wyre, partly offset by lower interconnect and roaming visitor revenue
◦Our other revenue was favorably impacted by the October 2022 step-up acquisition of Caviar Group from a 49% non-consolidated shareholding to 70% as a result of which we have been fully consolidating this business as of that date. Excluding this impact, other revenue decreased 22.5% in Q3 2023 as a result of lower production and advertising revenue due to the macro-economic backdrop
•Q3 2023 net profit more than doubled YoY on a reported basis to €446.9 million, primarily due to the net effect of (i) a €346.1 million gain on the disposal of assets linked to the aforementioned Wyre transaction (ii) a €45.6 million lower operating profit as a result of continued inflationary pressures on some of our cost drivers and (iii) net finance expense of €47.6 million compared to net finance income of €93.3 million in Q3 2022 which included a €390.0 million net gain on derivatives
•Adjusted EBITDA of €346.7 million in Q3 2023 was broadly stable compared to Q3 2022 on a reported basis and decreased 2.0% YoY on a rebased basis
◦The combined effect of (i) the June 2023 rate increase and (ii) lower programming and interconnect costs was more than offset by (a) higher staff-related expenses following the mandatory 11% wage indexation since the start of this year and (b) higher costs for outsourced call centers linked to the upstaffing following the IT platform migration issues earlier in the year

◦In Q3 2023, our Adjusted EBITDA margin reached 48.7%, representing a contraction versus the prior year period of 390 and 80 basis points on a reported and rebased basis, respectively
•Q3 2023 Adjusted EBITDAaL of €328.6 million, up 5.1% compared to Q3 2022, reflecting the benefit of the Wyre transaction as a result of which the former emphyteutic lease with Fluvius was terminated on July 1, 2023 leading to lower depreciation and interest on leases. On a rebased basis, our Adjusted EBITDAaL decreased 2.1%, reflecting the same drivers as those having impacted our Adjusted EBITDA in the quarter
◦In Q3 2023, our Adjusted EBITDAaL margin reached 46.2% compared to 47.3% in Q3 2022. On a rebased basis, our Adjusted EBITDAaL margin declined 80 basis points versus Q3 2022
•Property and equipment (“P&E”) additions of €184.7 million in Q3 2023 were 25.9% of revenue as compared to 87.3% in the prior year period, which was impacted by the recognition of mobile spectrum licenses following last year’s multiband auction. Excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain leases-related capital additions, as per our full year 2023 guidance, our P&E additions represented 25.3% of revenue in the quarter compared to 23.3% in Q3 last year
◦Customer premises equipment (“CPE”) additions, which includes our spending on set-top boxes, modems and WiFi powerlines were €49.5 million in Q3 2023, up 107.1% YoY as a result of continued set-top box migrations to our next-generation video platform
◦Q3 2023 network-related investments increased 53.0% YoY to €43.6 million, reflecting higher investments in both our mobile (5G) and fixed (FTTH) network infrastructures. In line with our full year 2023 outlook, we have started to incur more FTTH-related CAPEX in the quarter following the launch of Wyre
◦Expenditures for products and services, which reflects our investments in product development and the upgrade of our IT platforms and systems, totaled €39.4 million in Q3 2023, which was broadly stable YoY
◦The remainder of our P&E additions include (i) refurbishments and replacements of network equipment, (ii) sports and programming acquisition costs, including certain content acquired by Play Media, (iii) certain recurring investments in our IT platform and systems and (iv) lease-related capital additions. All combined, these reached €52.2 million in Q3 2023. Excluding the recognition of certain football broadcasting rights and certain lease-related capital additions, other accrued capital expenditures reached €47.3 million. The above implies that approximately 73.7% of our Q3 2023 P&E additions (excluding the recognition of certain football broadcasting rights and certain lease-related capital additions) were scalable and subscriber growth related
•Adjusted EBITDA less P&E Additions of €166.9 million in Q3 2023, declined 13.7% and 15.6% YoY on a reported and rebased basis, respectively, as a result of higher CAPEX intensity across our business as detailed above
•Net cash from operating activities, net cash used in investing activities and net cash used in financing activities of €266.5 million, €170.4 million and €38.5 million, respectively in Q3 2023
•Adjusted Free Cash Flow reached €65.6 million in Q3 2023, reflecting 28% higher cash capital expenditures YoY and a €24.3 million lower contribution from our vendor financing program compared to Q3 last year due to seasonality in some of our scheduled vendor financing payments. For the full year 2023, we continue to anticipate a broadly stable evolution in our vendor financing commitments compared to December 31, 2022

•At September 30, 2023, our blended fully-swapped debt borrowing cost was 3.4% and the average tenor of our third-party debt was approximately 4.8 years with no debt repayments, excluding shorter-term liabilities under our vendor financing program, prior to March 2028
•At September 30, 2023, and subject to the completion of our corresponding compliance reporting requirements, the ratios of Net Total Leverage and Net Covenant Leverage were 3.2x and 2.2x compared to 3.5x and 2.3x at June 30, 2023
◦The QoQ improvement in both leverage ratios resulted from the combined effect of a higher cash balance and an improvement in our last two quarter’s annualized Adjusted EBITDA(aL)
◦Net Covenant Leverage remains significantly below the springing maintenance covenant of 6.0x and the incurrence test of 4.5x net senior leverage. The maintenance covenant is only triggered whenever we would draw 40% or more under our revolving credit facilities. At September 30, 2023, our revolving credit facilities were fully undrawn as mentioned below
◦Liberty Global intends to align Telenet’s capital structure with Liberty Global’s 4-5x Adjusted EBITDAaL
•At September 30, 2023, we had access to total liquidity of €1,719.7 million, consisting of €1,074.7 million cash and cash equivalents and €645.0 million of undrawn commitments under our revolving credit facilities. When our quarterly compliance reporting requirements have been completed and assuming no change from September 30, 2023 borrowing levels, we anticipate the full €645.0 million of borrowing capacity will continue to be available

FY 2023 financial guidance:
•Over the first nine months of the year, we generated healthy rebased top line and Adjusted EBITDAaL growth of 1.1%, excluding the acquisition impacts of Caviar and Eltrona. This positions us well in light of the below detailed full year 2023 guidance. Year-to-date, our P&E additions as a percentage of revenue reached 24.6% and have been accelerating in the quarter as a result of higher network-related investments. For the nine months ended September 30, 2023, our Adjusted Free Cash Flow reached €168.1 million. Having thus completed the first nine months of the year, we reiterate our full year 2023 outlook as communicated in February this year
◦Revenue growth(i) (rebased): Between 1-2%
◦Adjusted EBITDAaL(ii) (rebased): Broadly stable
◦P&E additions(iii) as a percentage of revenue: Around 26%
◦Adjusted Free Cash Flow(ii, iv): Around €250.0 million

(i) On a reported based, our expected revenue growth for the full year 2023 would be between 7% and 8%.
(ii) Adjusted EBITDAaL and Adjusted Free Cash Flow are non-GAAP measures, see the Glossary for definitions. Quantitative reconciliations to net profit/loss (including net profit/loss growth rates) and cash flow from operating activities for our Adjusted EBITDAaL and Adjusted Free Cash Flow guidance cannot be provided without unreasonable efforts as we do not forecast (i) certain non-cash charges including the components of non-operating income/expense, depreciation and amortization, and impairment, restructuring and other operating items included in net profit/loss, nor (ii) specific changes in working capital that impact cash flows from operating activities. The items we do not forecast may vary significantly from period to period.
(iii) Accrued capital expenditures (also referred to as property and equipment additions) excludes the recognition of (i) capitalized football broadcasting rights, (ii) mobile spectrum licenses and (iii) the impact of certain lease-released capital additions on our accrued capital expenditures.
(iv) Excluding payments on mobile spectrum licenses acquired as part of the 2022 multiband spectrum auction and assuming the tax payment on our 2022 tax return will not occur until early 2024.

Operating Statistics Summary

	As of and for the three months ended
	September 30,
	2023	2022

Footprint
Homes Passed	3,603,900	3,427,000

Fixed-Line Customer Relationships
Fixed-Line Customer Relationships	2,020,100	2,014,700
Q3 Organic[1] Fixed-Line Customer Relationship net losses	(21,100)	(7,700)

Fixed Services per Customer Relationship	2.17	2.22
Q3 Monthly ARPU per Fixed-Line Customer Relationship	€62.42	€60.30

Mobile Subscribers
Postpaid	2,675,400	2,658,800
Prepaid	242,900	282,200
Total Mobile subscribers	2,918,300	2,941,000

Q3 Organic Postpaid net additions (losses)	(4,000)	17,900
Q3 Organic Prepaid net losses	(9,300)	(15,900)
Total Organic Mobile net additions (losses)	(13,300)	2,000

Q3 Monthly ARPU per Mobile Subscriber:
Including interconnect revenue	€17.62	€17.42
Excluding interconnect revenue	€15.84	€15.27

Fixed Mobile Convergence
Converged Households	833,700	804,500
Converged Households as a % of Internet RGUs	48.0%	46.5%

Selected Financial Results, Adjusted EBITDA and Adjusted EBITDAaL Reconciliation, Property and Equipment Additions
The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2023 and 2022:

	Three months ended		Increase/(decrease)		Nine months ended		Increase/(decrease)
	September 30,				September 30,
	2023	2022	Reported	Rebased[2]	2023	2022	Reported	Rebased
	in millions, except % amounts

Revenue
Consumer fixed revenue:
Subscription	€316.4	€305.6	3.5%	1.1%	€928.6	€903.4	2.8%	0.4%
Non-subscription	20.9	25.5	(18.0%)	(7.1%)	71.5	84.5	(15.4%)	(3.9%)
Total consumer fixed revenue	337.3	331.1	1.9%	0.6%	1,000.1	987.9	1.2%	—%
Consumer mobile revenue:
Subscription	107.0	103.6	3.3%	3.1%	314.0	298.3	5.3%	5.1%
Non-subscription	38.0	37.6	1.1%	0.8%	115.5	116.9	(1.2%)	(1.4%)
Total consumer mobile revenue	145.0	141.2	2.7%	2.5%	429.5	415.2	3.4%	3.3%
B2B revenue:
Subscription	125.1	117.2	6.7%	5.5%	357.5	343.1	4.2%	3.7%
Non-subscription	64.7	64.3	0.6%	(4.0%)	200.2	184.1	8.7%	5.1%
Total B2B revenue	189.8	181.5	4.6%	2.0%	557.7	527.2	5.8%	4.2%
Other revenue	39.9	6.7	495.5%	(22.5%)	131.6	21.8	503.7%	(8.8%)
Total	€712.0	€660.5	7.8%	(0.3%)	€2,118.9	€1,952.1	8.5%	1.1%

Adjusted EBITDA	€346.7	€347.3	(0.2%)	(2.0%)	€1,023.7	€1,017.9	0.6%	(0.5%)

Adjusted EBITDAaL	€328.6	€312.7	5.1%	(2.1%)	€947.7	€925.1	2.4%	1.1%

Adjusted EBITDA less P&E Additions	€166.9	€193.4	(13.7%)	(15.6%)	€501.7	€569.6	(11.9%)	(12.5%)

The following table provides a reconciliation of net profit to Adjusted EBITDA and Adjusted EBITDAaL for the three and nine months ended September 30, 2023 and 2022:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Net profit	€446.9	€202.7	€434.9	€996.1
Income tax expense (benefit)	(20.2)	64.8	119.3	117.2
Share of the result of equity accounted investees	0.7	0.7	3.0	1.4
Remeasurement to fair value of pre-existing interest in an acquiree	(0.1)	—	(2.0)	—
Gain on disposal of assets/liabilities related to a subsidiary or a joint venture	(346.1)	(0.5)	(347.0)	(371.6)
Net finance expense (income)	47.6	(93.3)	182.3	(275.5)
Depreciation, amortization, impairment and gain on disposal of assets	211.5	167.2	601.7	531.2
EBITDA	340.3	341.6	992.2	998.8
Share based compensation	2.4	1.8	15.0	5.6
Operating charges related to acquisitions or divestitures	5.5	2.4	12.9	12.1
Restructuring charges	0.5	0.9	5.2	0.7
Measurement period adjustments related to business acquisitions	(2.0)	0.6	(1.6)	0.7
Adjusted EBITDA	346.7	347.3	1,023.7	1,017.9
Depreciation on assets under leases	(10.1)	(20.9)	(52.8)	(63.6)
Interest expense on leases	(8.0)	(13.7)	(23.2)	(29.2)
Adjusted EBITDAaL	€328.6	€312.7	€947.7	€925.1

Adjusted EBITDA margin	48.7%	52.6%	48.3%	52.1%
Adjusted EBITDAaL margin	46.2%	47.3%	44.7%	47.4%
Net profit margin	62.8%	30.7%	20.5%	51.0%

The following table provides a reconciliation net cash from operating activities to Adjusted Free Cash Flow for the three and nine months ended September 30, 2023 and 2022:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions

Net cash from operating activities	€266.5	€272.1	€741.0	€784.7
Operating-related vendor financing additions	105.9	102.6	241.6	275.8
Purchases of property and equipment	(92.9)	(78.1)	(250.2)	(212.6)
Purchases of intangibles	(72.5)	(51.1)	(194.1)	(155.0)
Principal payments on operating-related vendor financing	(113.2)	(93.0)	(284.7)	(290.2)
Principal payments on capital-related vendor financing	(18.1)	(7.8)	(54.9)	(40.4)
Principal payments on leases (excluding network-related leases assumed in acquisitions)	(10.1)	(8.3)	(30.6)	(35.7)
Principal payments on post acquisition additions to network leases	—	(8.7)	—	(25.7)
Principal payments on pre-acquisition additions to network leases	—	(3.3)	—	(9.8)
Adjusted Free Cash Flow	€65.6	€124.4	€168.1	€291.1

The following table details the categories of our property and equipment additions and reconciles those additions to the capital expenditures that we present in our consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
	in millions, except % amounts

Customer premises equipment	€49.5	€23.9	€129.7	€89.4
Network growth and upgrades	43.6	28.5	114.9	74.9
Products and services	39.4	39.6	103.7	111.9
Other	52.2	484.8	193.1	927.2
Property and equipment additions	184.7	576.8	541.4	1,203.4
Assets acquired under capital-related vendor financing arrangements	(19.4)	(16.4)	(81.8)	(58.8)
Assets acquired under lease arrangements	(4.6)	(6.9)	(34.8)	(345.3)
Changes in current liabilities related to capital expenditures (including related-party amounts)	4.7	(424.3)	19.5	(431.7)
Total capital expenditures[3]	€165.4	€129.2	€444.3	€367.6

Property and equipment additions as a percentage of revenue	25.9%	87.3%	25.6%	61.6%

Adjusted EBITDA less P&E Additions
Adjusted EBITDA	€346.7	€347.3	€1,023.7	€1,017.9
Property and equipment additions	184.7	576.8	541.4	1,203.4
Recognition of football broadcasting rights	(0.3)	2.9	0.6	1.9
Recognition of mobile spectrum licenses	—	(426.4)	—	(434.8)
Recognition of certain lease-related capital additions	(4.6)	0.6	(20.0)	(322.2)
P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions	179.8	153.9	522.0	448.3
Adjusted EBITDA less P&E Additions	€166.9	€193.4	€501.7	€569.6

P&E Additions excluding the recognition of football broadcasting rights, mobile spectrum licenses and certain lease-related capital additions as a percentage of revenue	25.3%	23.3%	24.6%	23.0%

Third-Party Debt, Lease Obligations and Cash and Cash Equivalents
The following table details our consolidated third-party debt, lease obligations and cash and cash equivalents. The borrowing currency figures reported below reflect the principal amount of the debt instrument in the borrowing currency, while the euro equivalent figures include interest accrued on the respective obligations.

	September 30,		June 30,
	2023		2023
	Borrowing currency	€ equivalent
	in millions

2023 Amended Senior Credit Facility
Term Loan AR (Term SOFR + 2.00%) USD due 2028(i)	$2,295.0	€2,173.7	€2,105.2
Term Loan AQ (EURIBOR + 2.25%) EUR due 2029	€1,110.0	1,112.9	1,112.8
€30.0 million Revolving Credit Facility A (EURIBOR + 2.25%) due 2026		—	—
€570.0 million Revolving Credit Facility B (EURIBOR + 2.50%) due 2029		—	—
Total Senior Credit Facility		3,286.6	3,218.0

Senior Secured Notes
5.50% USD Senior Secured Notes due 2028	$1,000.0	957.1	940.0
3.50% EUR Senior Secured Notes due 2028	€540.0	543.9	548.7
Total Senior Secured Notes		1,501.0	1,488.7

Other
Lease obligations		625.1	996.9
Mobile spectrum		397.6	394.6
Vendor financing		337.1	342.7
Clientele Fee > 20 years		—	123.0
Other debt		45.2	17.8
€20.0 million Revolving Credit Facility (EURIBOR + 2.25%) due 2026		—	—
€25.0 million Overdraft Facility (EURIBOR + 1.60%) due 2024		—	—
Total third-party debt and lease obligations		6,192.6	6,581.7
Less: deferred financing fees		(5.9)	(5.8)
Total carrying amount of third-party debt and lease obligations		6,186.7	6,575.9
Less: cash and cash equivalents		1,074.7	1,017.1
Net carrying amount of third-party debt and lease obligations[4]		5,112.0	5,558.8

Exchange rate ($ to €)		1.0578	1.0919
______________________

(i)During 2023, the Senior Credit Facility was amended to replace LIBOR with the Term Secured Overnight Financing Rate (Term SOFR) as the reference rate for U.S. dollar-denominated loans.

Covenant Debt Information
The following table reconciles our consolidated third-party debt to the total covenant amount of third-party gross and net debt and includes information regarding the projected principal-related cash flows of our cross-currency derivative instruments. The euro equivalents presented below are based on exchange rates that were in effect as of September 30, 2023 and June 30, 2023. These amounts are presented for illustrative purposes only and will likely differ from the actual cash payments or receipts in future periods.

	September 30,	June 30,
	2023	2023
	in millions

Total third-party debt and lease obligations (€ equivalent)	€6,192.6	€6,581.7
Lease obligations	(625.1)	(996.9)
Mobile spectrum	(397.6)	(394.6)
Vendor financing	(337.1)	(342.7)
Clientele fee > 20 years	—	(123.0)
Other debt	(45.2)	(17.8)
Accrued interest on term loans and senior secured notes	(22.5)	(38.9)
Credit Facility excluded amount	(400.0)	(400.0)
Projected principal-related cash payments (receipts) associated with our cross-currency derivative instruments	(190.8)	(93.5)
Total covenant amount of third-party gross debt	4,174.3	4,174.3
Less: cash and cash equivalents	1,051.5	1,012.8
Total covenant amount of third-party net debt	€3,122.8	€3,161.5

Forward-Looking Statements
Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook; future growth prospects;, strategies; product, network and technology launches and expansion and the anticipated impact of acquisitions on our combined operations and financial performance, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments, our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Contact Information

Telenet Investor Relations:		Telenet Press & Media Relations:
Rob Goyens	+32 15 333 054	Stefan Coenjaerts	+32 15 335 006

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Michael Bishop	+44 20 8483 6246	Bill Myers	+1 303 220 6686
Michael Khehra	+44 78 9005 0979	Matt Beake	+44 20 8483 6428

About Telenet
About Telenet – As a provider of entertainment and telecommunication services in Belgium, Telenet Group is always looking for the perfect experience in the digital world for its customers. Under the brand name Telenet, the company focuses on offering digital television, high-speed Internet and fixed and mobile telephony services to residential customers in Flanders and Brussels. Under the brand name BASE, it supplies mobile telephony in Belgium. The Telenet Business department serves the business market in Belgium and Luxembourg with connectivity, hosting and security solutions. More than 3,000 employees have one aim in mind: making living and working easier and more pleasant. Telenet Group is part of Telenet Group Holding NV and is a 100% owned subsidiary of Liberty Global.
About Liberty Global – Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is a world leader in converged broadband, video and mobile communications services. Liberty Global delivers next-generation products through advanced fiber and 5G networks, and currently provides over 85 million* connections across Europe and the United Kingdom. Liberty Global’ businesses operate under some of the best-known consumer brands, including Virgin Media-O2 in the U.K., VodafoneZiggo in The Netherlands, Telenet in Belgium, Sunrise in Switzerland, Virgin Media in Ireland and UPC in Slovakia. Liberty Global Ventures, Liberty Global’s global investment arm, has a portfolio of more than 75 companies across content, technology and infrastructure, including strategic stakes in companies like ITV, Televisa Univision, Plume, AtlasEdge and the Formula E racing series.
Additional Information – Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2022 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the three and nine months ended September 30, 2023 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).
*    Represents aggregate consolidated and 50% owned non-consolidated fixed and mobile subscribers. Includes wholesale mobile connections of the VMO2 JV and B2B fixed subscribers of the VodafoneZiggo JV.

	Selected Operating Data & Subscriber Variance Table — As of and for the quarter ended September 30, 2023
	Homes Passed	Fixed-Line Customer Relationships	Total RGUs	Internet Subscribers	Video Subscribers	Telephony Subscribers	Total Mobile Subscribers

Operating Data
Belgium	3,454,600	1,970,900	4,304,800	1,718,600	1,638,000	948,200	2,915,900
Luxembourg	149,300	49,200	68,900	17,000	42,800	9,100	2,400
Telenet Group	3,603,900	2,020,100	4,373,700	1,735,600	1,680,800	957,300	2,918,300

Q3 Organic Subscriber Variance
Belgium	4,700	(20,700)	(64,200)	(13,600)	(26,700)	(23,900)	(13,300)
Luxembourg	600	(400)	(200)	100	(600)	300	—
Telenet Group	5,300	(21,100)	(64,400)	(13,500)	(27,300)	(23,600)	(13,300)

	Selected Operating Data — As of September 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Total Mobile Subscribers
Belgium	242,900	2,673,000	2,915,900
Luxembourg	—	2,400	2,400
Telenet Group	242,900	2,675,400	2,918,300

	September 30, 2023 vs. June 30, 2023
	Prepaid Mobile Subscribers	Postpaid Mobile Subscribers	Total Mobile Subscribers

Q3 Organic Mobile Subscriber Variance
Belgium	(9,300)	(4,000)	(13,300)
Luxembourg	—	—	—
Telenet Group	(9,300)	(4,000)	(13,300)

General Notes to Tables:

Telenet provides broadband internet, telephony, data, video or other B2B services. Certain of our B2B revenue is derived from SOHO subscribers that pay a premium price to receive enhanced service levels along with internet, video or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers”. To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs or SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO subscribers and mobile subscribers at medium and large enterprises, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Footnotes
1Organic figures exclude the customer relationships and subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in customers or subscribers from the date of acquisition. All customer relationship and subscriber additions or losses refer to net organic changes, unless otherwise noted
2Rebased growth percentages, which are non-GAAP measures, are presented as a basis for assessing growth rates on a comparable basis. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2023, we have adjusted our historical revenue, Adjusted EBITDA, Adjusted EBITDAaL and Adjusted EBITDA less P&E Additions for the three and nine months ended September 30, 2022 to include the pre-acquisition revenue, Adjusted EBITDA, Adjusted EBITDAaL and P&E additions to the same extent these entities are included in our results for the three and nine months ended September 30, 2023. Investors should view rebased growth as a supplement to, and not a substitute for, EU IFRS measures of performance. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Adjusted EBITDA in Liberty Global’s press release dated October 31, 2023, Liberty Global Reports Q3 2023 Results. The following table provides adjustments made to the 2022 amounts to derive our rebased growth rates:

	Three months ended September 30, 2022				Nine months ended September 30, 2022
	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions	Revenue	Adjusted EBITDA	Adjusted EBITDAaL	Adjusted EBITDA less P&E Additions
	in millions

Acquisitions(i)	€53.9	€6.5	€23.1	€4.3	€142.9	€10.5	€12.4	€4.0
______________________

(i)For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue, Adjusted EBITDA, Adjusted EBITDAaL and Adjusted EBITDA less P&E Additions to the extent these metrics are impacted by the following transactions:
(a) On July 1, 2023, we completed the Wyre transaction with Fluvius, creating a new infrastructure company.
(b) On January 2, 2023, we closed the acquisition of the remaining 50% (plus 1 share) in the Luxembourg-based cable operator Eltrona and we have been consolidating Eltrona's results from that date.
(c) On October 1, 2022, we closed the acquisition of an additional 21% stake in the media group Caviar; this acquisition brings our total shareholding to 70% and we have consolidated Caviar's financial results from that date.
(d) On June 1, 2022, we completed the sale of our mobile tower infrastructure business (“TowerCo”) to DigitalBridge Investments, LLC, an affiliate of DigitalBridge Group, Inc.
The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis.
3The capital expenditures that we report in our combined statements of cash flows do not include amounts that are financed under vendor financing or lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.
4Net third-party debt including lease obligations is not a defined term under IFRS and therefore may not be comparable with other similarly titled measures reported by other companies.

Glossary
Adjusted EBITDA, Adjusted EBITDAaL, Adjusted EBITDA less P&E Additions and Property and Equipment Additions (P&E Additions):

•Adjusted EBITDA: We define Adjusted EBITDA as profit (loss) from continuing operations before net income tax benefit (expense), our share of the result of equity-accounted investees, net finance income (expense), depreciation and amortization, share-based compensation, measurement period and post-measurement period adjustments related to business acquisitions, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe our consolidated Adjusted EBITDA measure, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•Adjusted EBITDAaL (Adjusted EBITDA after Leases): Adjusted EBITDAaL is the primary measure used by our chief operating decision maker to evaluate segment operating performance and is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define Adjusted EBITDAaL as Adjusted EBITDA as further adjusted to include finance lease related depreciation and interest expense. Our internal decision makers believe Adjusted EBITDAaL is a meaningful measure because it represents a transparent view of our recurring operating performance that includes recurring lease expenses necessary to operate our business. We believe Adjusted EBITDAaL, which is a non-GAAP measure, is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDAaL should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss..

•Adjusted EBITDA less P&E Additions: We define Adjusted EBITDA less P&E Additions, which is a non-GAAP measure, as Adjusted EBITDA less property and equipment additions on an accrual basis. For this purpose, property and equipment additions excludes the recognition of (i) football broadcasting rights, (ii) mobile spectrum licenses and (iii) certain lease related capital additions. Adjusted EBITDA less P&E Additions is a meaningful measure because it provides (i) a transparent view of Adjusted EBITDA that remains after our capital spend, which we believe is important to take into account when evaluating our overall performance, and (ii) a comparable view of our performance relative to other telecommunications companies. Our Adjusted EBITDA less P&E Additions measure may differ from how other companies define and apply their definition of similar measures. Adjusted EBITDA less P&E Additions should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, the most directly comparable EU IFRS measure of income included in our condensed consolidated statements of profit or loss.

•P&E Additions: P&E additions (also referred to as accrued capital expenditures) includes capital expenditures on an accrual basis, amounts financed under vendor financing or finance lease arrangements and other non-cash additions.

Adjusted Free Cash Flow (FCF): We define Adjusted Free Cash Flow as net cash provided by the our operating activities, plus operating-related vendor financed expenses (which represents an increase in the period to our actual cash available as a result of extending vendor payment terms beyond normal payment terms, which are typically 90 days or less, through non-cash financing activities), less (i) cash payments in the period for capital expenditures as reported in our consolidated statement of cash flows, (ii) principal payments on operating- and capital-related amounts financed by vendors and intermediaries (which represents a decrease in the period to our actual cash available as a result of paying amounts to vendors and intermediaries where we previously had extended vendor payments beyond the normal payment terms), and (iii) principal payments on leases (which represents a decrease in the period to our actual cash available) each as reported in our consolidated statements of cash flows. We believe our presentation of Adjusted Free Cash Flow, which is a non-GAAP measure, provides useful information to our investors because this measure can be used to gauge our ability to (i) service debt and (ii) fund new investment opportunities after consideration of all actual cash payments related to working capital activities and expenses that are capital in nature whether paid inside normal vendor payment terms or paid later outside normal vendor payment terms (in which case we typically pay in less than 365 days). Adjusted Free Cash Flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, that are not deducted to arrive at these amounts. Investors should view Adjusted Free Cash Flow as a supplement to, and not a substitute for EU IFRS measures of liquidity included in our consolidated statements of cash flows. Further, our Adjusted Free Cash Flow may differ from how other companies define and apply their definition of Adjusted Free Cash Flow.

ARPU: Average Revenue Per Unit is the average monthly subscription revenue per average fixed customer relationship or mobile subscriber, as applicable. ARPU per average fixed-line customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO services by the average number of fixed-line customer relationships for the period. ARPU per average mobile subscriber is calculated by dividing mobile subscription revenue for the indicated period by the average number of mobile subscribers for the period. ARPU per RGU refers to average monthly revenue per average RGU, which is calculated by dividing the average monthly subscription revenue from residential and SOHO services for the indicated period, by the average number of the applicable RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average fixed customer relationship or mobile subscriber, as applicable. Fixed-line customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized. In addition, for purposes of calculating the percentage change in ARPU on a rebased basis, which is a non-GAAP measure, we adjust the prior-year subscription revenue, fixed-line customer relationships, mobile subscribers and RGUs, as applicable, to reflect acquisitions and dispositions on a comparable basis with the current year, consistent with how we calculate our rebased growth for revenue, Adjusted EBITDA and Adjusted EBITDAaL, as further described in the body of this release.

ARPU per Mobile Subscriber: Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscriber and is calculated by dividing the average monthly mobile subscription revenue (excluding handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

Blended fully-swapped debt borrowing cost: The weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs. The weighted average interest rate calculation includes principal amounts outstanding associated with all of our secured and unsecured borrowings.

B2B: Business-to-Business.

Customer Churn: The rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection, is not considered to be disconnected for purposes of our churn calculations. Customers who move within our footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

Fixed-Line Customer Relationships: The number of customers who receive at least one of our internet, video or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. Fixed-Line Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Fixed-Line Customer Relationships. We exclude mobile-only customers from Fixed-Line Customer Relationships.

Fixed-Mobile Convergence (FMC): Fixed-mobile convergence penetration represents the number of customers who subscribe to both a fixed broadband internet service and postpaid mobile telephony service, divided by the total number of customers who subscribe to our fixed broadband internet service.

Homes Passed: Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

Internet Subscriber: A home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network.

Mobile Subscriber Count: For residential and business subscribers, the number of active SIM cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.

Net Total Leverage: Net Total Leverage is defined as the sum of loans and borrowings under current and non-current liabilities (excluding lease-related liabilities) minus cash and cash equivalents ("Net Total Debt"), as recorded in our statement of financial position, divided by the last two quarters' Consolidated Annualized Adjusted EBITDAaL. In our statement of financial position, our USD-denominated debt has been converted into EUR using the September 30, 2023 EUR/USD exchange rate. As we have entered into several derivative transactions to hedge both the underlying floating interest rate and exchange risks, the EUR-equivalent hedged amounts were €2,041.5 million (USD 2,295.0 million Term Loan AR) and €882.8 million (USD 1.0 billion Senior Secured Notes due 2028), respectively. For the calculation of our net leverage ratio, we use the EUR-equivalent hedged amounts given the underlying economic risk exposure. Net total leverage is a non-GAAP measure.

Net Covenant Leverage: Net Covenant Leverage is calculated as per the 2023 Amended Senior Credit Facility definition, using Net Total Debt (using the €-equivalent hedged amounts for its USD-denominated debt as explained above), excluding (i) subordinated shareholder loans, (ii) capitalized elements of indebtedness under the Clientele and Annuity Fees, (iii) any finance leases entered into on or prior to August 1, 2007, (iv) any indebtedness incurred under the network lease entered into with the pure intermunicipalities, (v) any vendor financing-related liabilities, and including (vi) the Credit Facility Excluded Amount (which is the greater of (a) €400.0 million and (b) 0.25x Consolidated Annualized Adjusted EBITDA), divided by last two quarters’ Consolidated Annualized Adjusted EBITDA.

RGU: A Revenue Generating Unit is separately an Internet Subscriber, Video Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our broadband internet service, video service and fixed-line telephony service, the customer would constitute three RGUs. Total RGUs is the sum of Internet, Video and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled internet, video or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

SIM: Subscriber Identification Module.

SOHO: Small or Home Office Subscribers.

Telephony Subscriber: A home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers.

Video Subscriber: A home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network.

YoY: Year-over-year.